FOR IMMEDIATE RELEASE

PHOENIX INDIA ACQUISITION CORP.
ANNOUNCES LETTER OF INTENT TO ACQUIRE SOURCE GLOBAL LLC

New York, New York, October 4, 2006 - Phoenix India Acquisition Corp. (OTC Bulletin Board: PXIA, PXIAU, PXIAW) (“Phoenix”) today announced that it has entered in an exclusive non-binding letter of intent with Source Global LLC, a Delaware limited liability company formed specifically to complete proposed acquisitions from principally two sellers of companies based in India and the U.S. (collectively “the Companies”), subject to the terms and conditions of a definitive purchase agreement to be entered into by the parties (the “Definitive Agreement”) on or before October 31, 2007.

The Companies are all engaged in the business of providing IT outsourcing solutions from strategy consulting to implementation and maintenance across a range of vertical domains such as life sciences, healthcare, workforce and supply chain management, manufacturing and financial services. Phoenix believes that the Companies have marquee clients in each of the verticals, and are gradually instituting products as a complement to its services. The Companies collectively have more than 730 employees across the U.S., India, Canada and Mexico.

The total purchase price of the Companies is $46,250,000, approximately $8.3 million of which will be paid in the form of shares of Phoenix’s common stock. For the year ending December 31, 2007, the Companies are anticipating approximately $60,800,000 in collective revenues and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of approximately $6,390,000. For 2008, the Companies are anticipating approximately $78,000,000 in collective revenues, approximately $9,480,000 in Adjusted EBITDA and net income of approximately $6,690,000. On a projected twelve month basis, Phoenix’s total consideration reflects a valuation of the Companies at 0.59 times revenues, 4.85 times Adjusted EBITDA and 6.87 times net income.

Phoenix will also assume approximately $1,250,000 outstanding under an existing credit line and tax liabilities of approximately $900,000. The cash portion of the total consideration will be reduced by a corresponding amount.

As the Definitive Agreement has not been entered into and the transaction is subject to numerous conditions, including reasonable satisfaction of due diligence inquiries, there can be no assurances that SG will complete the proposed acquisitions of the Companies or that Phoenix can complete the acquisition of SG.

About Phoenix

Phoenix is a “blank check” company organized under the laws of the State of Delaware on July 13, 2005 to effect the acquisition, through merger, capital stock exchange, asset acquisition or other similar business combination, of one or more operating businesses in the information technology, information technology enabled services or information technology enabled product industries, including companies in the knowledge process outsourcing and business process outsourcing sectors, in India.

Required Approval of the Holders of Phoenix’s Common Stock

The proposed transaction will require approval by the holders of a majority of the shares of common stock sold in Phoenix’s initial public offering (the “Public Shares”). The holders of Phoenix’s common stock issued prior to its initial public offering (the “Non-Public Shares”) have agreed to vote in accordance with the majority vote of holders of Public Shares. Additionally, if holders owning 20% or more of the Public Shares vote against the transaction, thus exercising their right to convert their Public Shares into cash, then the transaction cannot be approved. There is no assurance given that the transaction will be approved by Phoenix’s shareholders.

Following negotiation and execution of a Definitive Agreement, Phoenix will file a proxy statement with the Securities and Exchange Commission relating to the proposed transaction. Phoenix’s stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available, because it will contain important information.

Safe Harbor

This press release contains forward-looking statements about Phoenix. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should,” or, in each case, their negative or other variations or comparable terminology. Such statements include, but are not limited to, any statements relating to Phoenix’s ability to consummate the acquisition of the Companies or any other business combination and any other statements that are not historical facts. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

•	Phoenix being a development stage company with no operating history;

•	Phoenix’s dependence on key personnel, some of whom may or may not remain with Phoenix following a business combination;

•
risks that the acquisition of the Companies or another business combination may not be completed due to the failure of the conditions to the closing of the acquisition being satisfied or other factors;

•	Phoenix’s current personnel allocating their time to other businesses and potentially having conflicts of interest with Phoenix’s business; and

•	risks associated with the business process outsourcing industry generally.

Additional risks are discussed in Phoenix’s current filings with the Securities and Exchange Commission. Although Phoenix believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and Phoenix undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise

Non-GAAP Financial Measures

This press release contains disclosure of Adjusted EBITDA for certain periods, which may be deemed to be non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. As used in this press release, Adjusted EBITDA reflects the removal from the calculation of EBITDA of certain expenses that Phoenix and the Companies agreed should not reduce EBITDA. The Companies do not expect these expenses to continue after the closing of the acquisition. Management believes that Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, is an appropriate measure of evaluating operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, investments in the business and strategic acquisitions. The disclosure of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is not a recognized term under U.S. GAAP and EBITDA should be considered in addition to, and not as substitutes for, or superior to, operating income, cash flows, revenue, or other measures of financial performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA is not a completely representative measure of either the historical performance or, necessarily, the future potential of the Companies.